Portions of this exhibit have been redacted because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

FIRST AMENDMENT TO THE
FUND SERVICING AGREEMENT

    THIS FIRST AMENDMENT to the Fund Servicing Agreement dated April 29, 2026 (the “Agreement”) is made and entered into as of the last date in the signature block, by and between MUZINICH AVIATION INCOME FUND (mAIR), a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to update the fees listed in Exhibit B of the Agreement; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by the parties and authorized or approved by the Trust’s Board.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.    Exhibit B in the Agreement is hereby superseded and replaced in its entirety with the Exhibit B attached hereto.
2.    Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized as of the last date written below.

MUZINICH AVIATION INCOME FUND (mAIR)	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Cheryl Rivkin	By: /s/ Elizabeth Scalf

Name: Cheryl Rivkin	Name: Elizabeth Scalf

Title: Chief Administrative Officer	Title: Senior Vice President

Date: June 15, 2026	Date: June 16, 2026

EXHIBIT B
Fees
Fund Administration & Fund Accounting Services Fee Schedule
Annual Fee Based Upon Average Net Assets Per Fund*
6 basis points on the first $__
5 basis points on the next $__
3 basis points on the balance
Minimum Annual Fee: $__ per fund (Annual minimum waived for the first six months)

    Additional fee of $__ for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor
Services Included in Annual Fee Per Fund
    Core Tax Services
    Diligent Board Materials
Chief Compliance Officer (CCO) & Fund Officer Services Annual Fee
    $__ per year, per fund
    Includes Chief Compliance Officer, Principal Executive Officer, Principal Financial Officer & Secretary

SEC Modernization Requirements
    Form N-PORT – $__ per year, per fund
    Form N-CEN – $__ per year, per fund

Ongoing annual regulatory administration services – in support of external legal counsel
    Includes annual registration statement update and drafting of supplements:
    $__ per year, per fund

The fees above include the following core tax services: M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Postage, Federal and state filing fees, expenses from Board of Trustee meetings, third party auditing and legal expenses, EDGAR/iXBRL filing.

Extraordinary services – negotiated based upon specific requirements
    Proxy, expedited filings & exemptive applications.

Note: Conversion, master/feeder, and extraordinary services quoted separately.

All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements.
Data Services
Pricing and Security Setup Services
For daily pricing, setup, and maintenance of each security (estimated 252 pricing days annually)

    $__ – Listed Equity Instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps,
    $__ – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Governments Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
    $__ – Higher Tier Cost Fixed Income Instruments including but not limited to: CMOs and Asset Backed Securities; Money Market Instruments; Foreign Bonds; High Yield Bonds.
    $__ Bank Loans
    Derivative Instruments are generally charged at the following rates:
o    $__ – Interest Rate Swaps, Foreign Currency Swaps
o    $__ – Swaptions
o    $__ Credit Default Swaps
    $__ – Intraday money market funds pricing, up to 3 times per day
    $__ per Month Manual Security Pricing (>25per day)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action and Factor Services (security paydown & prepayment time series)
    $__ per Foreign Equity Security per Month for Corporate Action Services
    $__ per Domestic Equity Security per Month for Corporate Action Services
    $__ per CMO and Asset Backed Security per Month for Factor Services
    $__ per Mortgage Backed Security per Month for Factor Services

Third Party Administrative Data Charges (descriptive data for each security analytics, reporting and compliance)
    $__ per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Note: Rates are tiered based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fee. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider

All Data Service charges are subject to change based on cost increases from underlying data providers.
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, liquidity classification fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new derivatives risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly.

Transfer Agency/Investor Services Fee Schedule*
    Base Fee Per CUSIP – $__ per year
    Open Accounts – $__ per open account
    Closed Accounts – $__ per closed account
CUSIP Setup
    CUSIP Setup Fee – $__
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
brokerage fees, telephone toll-free lines, inbound calls, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, Fed wire charges, shareholder/dealer print out (daily confirms, investor statements, tax, checks, and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, return mail processing, travel, FATCA and other compliance mailings.
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Available but not included above are the following services- client Web data access, client dedicated line data access, programming charges, physical certificate processing, CUSIP setup and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Fund Administration & Compliance Portfolio Services Supplemental Fee Schedule (Optional)
Daily Compliance Services
■    $ __ per year for first fund - Base fee
■     Additional fee of $__ per fund per year (first fund included in base fee)
SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month*
Limited Derivatives User	$__
Full Derivatives User (no OTC derivatives)	$__
Full Derivative User (with 1-5 OTC derivatives)	$__
Full Derivative User (with 5 or more OTC derivatives)	$__
Closed Fund Data Maintenance Fee	$__
*Additional fees may apply from index providers
Optional Tax Services
    Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $__ per year
    Additional Capital Gain Dividend Estimates – (First two included in core services) – $__ per additional estimate
    State tax returns - (First two included in core services) – $__ per additional return
Fees for Special Situation:
    Fee will be assessed.
Rule 2a-5 Supplemental Services:

Percentage of individual level 2 instruments held by a Fund	Monthly Fee for Such Fund[1]
5% or less	$__
More than 5% but less than 25%	$__
25% or more	$__
    Note: The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to USBGFS’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost.  The reports provided as part of the Rule 2a-5 Supplemental Services may, in USBGFS’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain.  In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.
[1] NOTE: The Rule 2a-5 Supplemental Services and the associated fees are dependent on comparison prices from USBGFS’ chosen comparison third-party pricing source.  The Fund may choose to perform comparison pricing with a different comparison pricing vendor under an alternative service with different associated costs.

Extraordinary Services
Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly. Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to the client directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.